Exhibit 10.49
February 23, 2006
Robert M. Patterson
5620 Wrenfield Ct.
Charlotte, NC 28277
Dear Bob:
We are pleased to offer you the position of Vice President and Controller reporting to the Senior Vice President and Chief Financial Officer. This position is located in Atlanta, Georgia. The terms and conditions applicable to your appointment to this position are as follows:
1.	Starting Date

The effective date of this position will be March 27, 2006, or a date mutually agreeable between us.

2.	Salary

The position of Vice President and Controller will have an initial base salary of $260,000 annually.

3.	Short-Term Incentives (STI)

In addition to base salary, this position also includes participation in Novelis’ STI program. The target payout for your position will be 45% of your base salary annually or $117,000. You will be eligible for pro-rated participation for 2006. The performance measures for this plan for 2006 will be built around Novelis business performance objectives with specific objectives for the Finance function. Depending on the level of the results, the actual bonus for 2006, pro-rated for service, could be as high as two-times target or 90% of your base salary ($234,000) or as low as zero.

4.	Long Term Incentives (LTI)

You will be eligible for participation in Novelis’ LTI program. The target annual opportunity for your position is $155,000. Novelis is in the process of developing a new plan for approval by shareholders in June. We anticipate making a grant in July for a three-year performance period. It is expected that the performance measure will be the total shareholder return of Novelis compared to the return of the companies in the S&P Industrials Index. Depending on the level of the results, the actual LTI earned for a period could be as high as two and one-half times target or $387,500 (would be higher if Novelis share price increases from date of grant) or as low as zero. It is anticipated that the plan design will require the payout to be made in Novelis shares.

5.	Sign-on Bonus

You will receive a one-time sign-on bonus in the gross amount of $50,000 to recognize various programs for which you will cease participation by terminating with your present employer. This payment will be made to you within 30 days of the start of your employment with Novelis.
6.	Benefits

Novelis provides a wide range of benefits which include:
w	Savings and Pension — You will be immediately eligible to participate in the Novelis Savings and Retirement Plan. Under the savings portion of the plan, you will have pre- and after-tax savings options with Company match of 100% on your first 3% of contributions and 50% on your next 3% of contributions. You will immediately be vested 100% in the Company match. Under the retirement portion of the plan you will receive a Company contribution in the amount of 5% of your base salary and annual bonus received. You will be fully vested in the retirement portion on your third anniversary, there is no partial vesting.

w	Life insurance.

w	Medical and prescription drug plan.

w	Dental coverage.

w	Short and long term disability.

w	Flex Perks — You will receive an annual stipend of $7,000, minus required deductions, paid to you over 12 months. This amount is intended for your personal use for club memberships, professional financial services or as you may choose. The company does not otherwise pay for club dues and/or financial services.

7.	Company Vehicle

You will be eligible to participate in the company leased vehicle program. The company will pay the lease cost for a vehicle of your choosing to a maximum of $37,000 capitalized cost. (You may select a higher priced vehicle, but the excess will be paid by you through on-going payroll deduction.) Fuel, maintenance and insurance expenses are paid by the company. In accordance with IRS regulations, use of a company provided vehicle for personal use is a taxable benefit to you.

8.	Relocation

The company will pay for the following for your relocation to Atlanta, Georgia:
(a)	Miscellaneous relocation allowance in the gross amount of $25,000

(b)	Relocation of your household goods to the Atlanta area.

(c)	One house hunting trip to the Atlanta area for your family.

(d)	Temporary accommodations for two months in the Atlanta area. Temporary housing can be extended should this period prove to be insufficient to meet your situation but depending on the length of any extension you may be asked to share in the additional cost.

(e)	Standard closing costs (e.g. fees, tax stamps, attorney fees) including up to a total of two points for discount points and loan origination fees.

(f)	Home purchase program should you be unsuccessful in selling your home following a reasonable effort on your part. Should you be successful in selling your home, the realtor’s commission is reimbursed and the reimbursement is also included in the tax gross-up calculation.

(g)	Federal and state income tax preparation for the year of your move.
9.	Vacation Entitlement

You will be entitled to twenty (20) days of vacation for the year 2006. Thereafter, your vacation entitlement will be governed by Novelis’ vacation policy but will continue to be no less than twenty (20) days annually. You will also be entitled to the legal holidays in Novelis’ 2006 published holiday schedule for the Atlanta office.

10.	Severance

In the event your employment is terminated within one year except for cause, you will receive twelve (12) months severance pay and benefits as described in the Novelis Severance Policy. Subsequently, you will be subject to the standard severance policy.
This offer is conditional upon your passing a pre-placement physical exam and drug screen test to ensure your suitability for the required tasks. You should contact Mary Sundelin at 1-800-745-2522 as soon as possible to make arrangements.
This position requires travel/business related expenses. You must have a credit card to cover these business-related expenses. Novelis will provide you with an application for a corporate American Express Card. The ability to obtain a corporate American Express card is based solely on your personal credit. If you are unable to obtain the company corporate card and do not have a personal credit card to cover these required business related expenses, Novelis has the option to deny you employment/further employment with Novelis.
I trust the above is acceptable to you. If you have any questions about the offer, please feel free to contact me.
If you agree with the above, please sign and return a copy of this letter to me by February 24, 2006.
On behalf of Novelis, I look forward to welcoming you to our team.
Sincerely,
/s/ David Godsell
David Godsell
Vice President Human Resources and Environment, Health & Safety
Accepted by: /s/ Robert Patterson
DATED: February 24, 2006